Exhibit 99.1

One Lincoln Street
Boston, MA 02111

News Release

Investor Contact: Anthony Ostler	Media Contact: Hannah Grove
+1 617/664-3477	+1 617/664-3377

STATE STREET REPORTS FIRST-QUARTER 2016 GAAP-BASIS EPS
OF $0.79 ON REVENUE OF $2.5 BILLION

First-quarter 2016 operating-basis(a) EPS was $0.98, on revenue of $2.6 billion

Boston, MA ...April 27, 2016

In announcing today's financial results, Joseph L. Hooley, State Street's Chairman and Chief Executive Officer said, "Our first quarter 2016 fee revenues reflect the challenging market environment experienced at the beginning of the year. However, I am encouraged by the signs of stability in March and the strength of our pipeline across the firm. The first quarter included new asset servicing wins of $264 billion, with approximately $400 billion of servicing commitments remaining at quarter-end to be installed from current and prior periods. In addition, we had $13 billion in positive net flows in our asset management business. We also made progress on our strategy to invest in higher growth and return businesses. Our recent agreement to acquire GE Asset Management will extend our core investment management capabilities, including in the high growth outsourced CIO market."
Hooley continued, “Our results reflect our commitment to maintaining a strong focus on managing expenses, with first quarter operating-basis expenses flat compared to the same period a year ago and also flat excluding the seasonal impact of equity compensation for retirement-eligible employees and payroll taxes compared to the fourth quarter of 2015."
Hooley also said, "State Street Beacon, which is the next phase of our multi-year transformation program to create cost efficiencies and to fully digitize our business to support the development of new solutions and capabilities for our clients, is contributing to our expense management efforts. We are on track to generate at least $100 million in annualized pre-tax net run-rate expense savings this year from this program.”

Hooley concluded, “Returning capital to shareholders remains a top priority. We purchased approximately $325 million of our common stock in the first quarter of 2016. We expect our second quarter 2016 common stock repurchases to be up to $390 million."
First-Quarter 2016 GAAP-Basis Results:

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	1Q16	4Q15	Increase (Decrease)		1Q15	Increase (Decrease)
Total fee revenue	$1,970	$2,044	(3.6)%		$2,055	(4.1)%
Net interest revenue	512	494	3.6		546	(6.2)
Total revenue	2,484	2,538	(2.1)		2,600	(4.5)
Provision for loan losses	4	1	nm		4	nm
Total expenses	2,050	1,857	10.4		2,097	(2.2)
Net income available to common shareholders	319	547	(41.7)		373	(14.5)

Earnings per common share(1):
Diluted	0.79	1.34	(41.0)		0.89	(11.2)

Financial ratios:
Return on average common equity	6.8%	11.6%	(480)	bps	7.9%	(110)	bps
(1) First-quarter 2016 included a net after-tax charge of $62 million, or $0.15 per share related to State Street Beacon. Fourth-quarter and first-quarter 2015 included net after-tax charges of $9 million or $0.02 per share and $150 million or $0.36 per share, respectively, to increase our legal accruals.
nm Not meaningful

First quarter of 2016 GAAP-basis results included pre-tax restructuring charges of $97 million related to State Street Beacon.

Non-GAAP Financial Measures:
In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles, or GAAP, management also presents results on a non-GAAP, or operating basis, in order to highlight comparable financial trends with respect to State Street's business operations from period to period. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis. Summary results presented on a GAAP basis, descriptions of our non-GAAP, or operating-basis, financial measures, and reconciliations of operating-basis information to GAAP-basis information are provided in the addendum included with this news release.
The following table reconciles select first-quarter 2016 operating-basis financial information to financial information prepared and reported in conformity with GAAP for the same period. The addendum included with this news release includes additional reconciliations.

First-Quarter 2016 Selected Operating-Basis (Non-GAAP) Reconciliations:

(In millions, except per share amounts)	Income Before Income Tax Expense	Net Income Available to Common Shareholders	Earnings Per Common Share
GAAP basis	$430	$319	$.79
Tax-equivalent adjustments
Tax-advantaged investments (processing fees and other revenue)	63
Tax-exempt investment securities (net interest revenue)	42
Total	105
Non-operating adjustments
Discount accretion associated with former conduit securities (net interest revenue)	(15)	(8)	(.02)
Severance costs associated with staffing realignment (compensation and employee benefits expenses)	3	2.01
Acquisition & restructuring costs (expenses)(1)	104	66.16
Effect on income tax of non-operating adjustments	—	17.04
Total	92	77.19
Operating basis	$627	$396	$0.98
(1) Includes a pre-tax charge of $97 million ($62 million after tax or $0.15 per share) related to State Street Beacon.
First-Quarter 2016 Operating-Basis (Non-GAAP) Results:

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	1Q16	4Q15	Increase (Decrease)		1Q15	Increase (Decrease)
Operating-Basis Results:
Total fee revenue	$2,033	$2,075	(2.0)%		$2,108	(3.6)%
Net interest revenue	539	513	5.1		565	(4.6)
Total revenue	2,574	2,588	(0.5)		2,672	(3.7)
Total expenses	1,943	1,820	6.8		1,942	0.1
Net income available to common shareholders	396	494	(19.8)		487	(18.7)

Earnings per common share:
Diluted	0.98	1.21	(19.0)		1.16	(15.5)

Financial ratios:
Return on average common equity	8.4%	10.5%	(210)	bps	10.4%	(200)	bps

1Q 2016 Highlights(a):

•
Agreement to acquire GE Asset Management: Acquisition will add new alternatives capabilities and strengthen fundamental equity and active fixed income teams, while establishing State Street Global Advisors (SSGA) as a leader in outsourced chief investment officer (OCIO) services.

•
Currency impact: Compared to the first quarter of 2015, the strengthening of the U.S. dollar reduced our fee revenue outside of the U.S. by $15 million, but a corresponding reduction in expenses largely offset the currency impact on our bottom line.

•
New business(b): New asset servicing mandates during the first quarter of 2016 totaled$264 billion. In our asset management business, we experienced net inflows of $13 billion during the first quarter of 2016.

•
Fee operating leverage: The growth rate of operating-basis total fee revenue was below the growth rate of operating-basis expenses by 361 basis points during the first quarter of 2016 relative to the first quarter of 2015.

•
State Street Beacon, our multi-year transformation program(c): We are currently on track to deliver at least $100 million in annualized pre-tax net run-rate expense savings in 2016 including targeted staff reductions announced in October 2015.

Capital(d): Our common equity tier 1 ratios as of March 31, 2016 were 12.3% and 12.5%, calculated under the advanced approaches and standardized approach, respectively, in conformity with the Basel III final rule. On a fully phased-in basis, our estimated pro forma Basel III common equity tier 1 ratios as of March 31, 2016 were 11.9% and 12.0%, calculated under the advanced approaches and standardized approach, respectively, in conformity with the Basel III final rule.

•
Return of capital to shareholders(e): We purchased approximately $325 million of our common stock at an average price of $57.88 per share. We expect our second quarter 2016 common stock repurchases to be up to $390 million. In addition, we declared a quarterly common stock dividend of $0.34 per share in the first quarter of 2016.

(a) Operating basis is a non-GAAP presentation. For an explanation of operating-basis information and related reconciliations, refer to the addendum included with this news release.
(b) New business in assets to be serviced is reflected in our assets under custody and administration after we begin servicing the assets, and new business in assets to be managed is reflected in our assets under management after we begin managing the assets. As such, only a portion of new asset servicing and asset management mandates is reflected in our assets under custody and administration and assets under management, as of March 31, 2016. Distribution fees from the SPDR® Gold Exchange-Traded Fund, or ETF, are recorded in brokerage and other fee revenue and not in management fee revenue.
(c) Estimated pre-tax expense savings relate only to State Street Beacon, our multi-year transformation program, and are based on projected improvement from our full-year 2015 operating-basis expenses, all else equal. The full effect of the savings generated each year will be felt the following year. Actual expenses may increase or decrease in the future due to other factors.
(d) Our estimated pro forma fully phased-in Basel III common equity tier 1 ratios calculated under the Basel III advanced approaches and standardized approach (in each case, fully phased in as of January 1, 2019, as per Basel III phase-in requirements for capital) are preliminary estimates based on our interpretations of the Basel III final rule as applied to our current businesses and operations as currently conducted. Refer to the “Capital” section of this news release for important information about the Basel III final rule, our calculations of our common equity tier 1 ratios thereunder, factors that could influence State Street's calculations of its common equity tier 1 ratios and other information about our capital ratios. Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios.
(e) Stock purchases may be made using various types of mechanisms, including open market purchases or transactions off market, and may be made under Rule 10b5-1 trading programs. The timing of stock purchases, types of transactions and number of shares purchased will depend on several factors, including, market conditions and our capital position, our financial performance and investment opportunities. The common stock purchase program does not have specific price targets and may be suspended at any time. Our common stock and other stock dividends, including the declaration, timing and amount thereof, remain subject to consideration and approval by our Board of Directors at the relevant times.

Items of Note Post March 31, 2016:

Sale of WM/Reuters: On April 1, 2016, we sold the WM/Reuters branded foreign exchange benchmark business to Thomson Reuters. This sale will result in a gain of approximately $53 million ($40 million after-tax) in our results of operations for the second quarter of 2016.

Preferred Share Issuance: On April 11, 2016, we issued and sold 20,000,000 depositary shares each representing a 1/4,000th ownership interest in a share of our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series G, without par value per share, with a liquidation preference of $100,000 per share (equivalent to $25 per Depositary Share) and an initial dividend rate of 5.35% per anum.

Selected Financial Information and Ratios
The tables below provide a summary of selected financial information and key ratios for the indicated periods, presented on an operating, or non-GAAP, basis where noted. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.

Financial Highlights(1)
(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	1Q16	4Q15	Increase (Decrease)		1Q15	Increase (Decrease)
Total revenue	$2,574	$2,588	(0.5)%		$2,672	(3.7)%
Total expenses	1,943	1,820	6.8		1,942	0.1
Net income available to common shareholders	396	494	(19.8)		487	(18.7)
Earnings per common share	.98	1.21	(19.0)		1.16	(15.5)
Return on average common equity	8.4%	10.5%	(210)	bps	10.4%	(200)	bps
Total assets as of period-end	$243,685	$245,155	(0.6)%		$279,448	(12.8)%
Quarterly average total assets	223,623	228,163	(2.0)		259,053	(13.7)
Net interest margin	1.12%	1.01%	11.0	bps	1.01%	11.0	bps
Net unrealized gains on investment securities, after-tax, as of period-end(2)	$522	$58			$699
(1) Operating basis is a non-GAAP presentation. For an explanation of operating-basis information and related reconciliations, refer to the addendum included with this news release.
(2) Includes net unrealized gains on investment securities, after tax, for securities classified as available for sale and held to maturity.

Assets Under Custody and Administration and Assets Under Management
(Dollars in billions, except market indices)	1Q16	4Q15	Increase (Decrease)	1Q15	Increase (Decrease)
Assets under custody and administration(1)(2)	$26,943	$27,508	(2.1)%	$28,491	(5.4)%
Assets under management(2)	2,296	2,245	2.3	2,443	(6.0)
Market Indices(3):
S&P 500® daily average	1,951	2,052	(4.9)	2,064	(5.5)
MSCI EAFE® daily average	1,594	1,732	(8.0)	1,817	(12.3)
S&P 500® average of month-end	1,977	2,068	(4.4)	2,056	(3.8)
MSCI EAFE® average of month-end	1,601	1,743	(8.1)	1,839	(12.9)
Average Foreign Exchange Rate (Euro vs. USD)	1.103	1.095	0.7	1.127	(2.2)
Average Foreign Exchange Rate (GBP vs. USD)	1.433	1.517	(5.6)	1.515	(5.4)
(1) Includes assets under custody of $20,788 billion, $21,258 billion and $21,978 billion, as of March 31, 2016, December 31, 2015 and March 31, 2015, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

The following table presents first-quarter 2016 activity in assets under management, by product category.
Assets Under Management

(In billions)	Equity	Fixed-Income	Cash(2)	Multi-Asset-Class Solutions	Alternative Investments(3)	Total
Balance as of December 31, 2015	$1,326	$312	$368	$103	$136	2,245
Long-term institutional inflows(1)	63	17	—	12	2	94
Long-term institutional outflows(1)	(67)	(20)	—	(9)	(3)	(99)
Long-term institutional flows, net	(4)	(3)	—	3	(1)	(5)
ETF flows, net	(4)	4	—	—	7	7
Cash fund flows, net	—	—	11	—	—	11
Total flows, net	(8)	1	11	3	6	13
Market appreciation	(1)	9	—	2	7	17
Foreign exchange impact	10	5	2	1	3	21
Total market/foreign exchange impact	9	14	2	3	10	38
Balance as of March 31, 2016	$1,327	$327	$381	$109	$152	$2,296
(1) Amounts represent long-term portfolios, excluding ETFs.
(2) Includes both floating- and constant-net-asset-value portfolios held in commingled structures or separate accounts.
(3) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Fund, for which State Street is not the investment manager, but acts as distribution agent.

Revenue(1)
The following table provides the components of our operating-basis (non-GAAP) revenue for the periods noted:

(Dollars in millions)	1Q16	4Q15	Increase (Decrease)	1Q15	Increase (Decrease)
Servicing fees	$1,242	$1,277	(2.7)%	$1,268	(2.1)%
Management fees	270	282	(4.3)	301	(10.3)
Trading services revenue:
Foreign exchange trading	156	143	9.1	203	(23.2)
Brokerage and other fees	116	104	11.5	121	(4.1)
Total trading services revenue	272	247	10.1	324	(16.0)
Securities finance revenue	134	127	5.5	101	32.7
Processing fees and other revenue(2)	115	142	(19.0)	114	0.9
Total fee revenue	2,033	2,075	(2.0)	2,108	(3.6)
Net interest revenue(3)	539	513	5.1	565	(4.6)
Gains (losses) related to investment securities, net	2	—	nm	(1)	nm
Total Operating-Basis Revenue	$2,574	$2,588	(0.5)%	$2,672	(3.7)%
(1) Operating basis is a non-GAAP presentation. For an explanation of operating-basis information and related reconciliations, refer to the addendum included with this news release.
(2) GAAP basis processing fees and other for the quarters ended March 31, 2016, December 31, 2015 and March 31, 2015 are $52 million, $111 million and $61 million, respectively.
(3) GAAP basis net interest revenue for the quarters ended March 31, 2016, December 31, 2015 and March 31, 2015 are $512 million, $494 million and $546 million, respectively.
nm Not meaningful.
Servicing fees of $1,242 million in the first quarter of 2016 decreased 2.7% from the fourth quarter of 2015, primarily due to lower global equity markets. Compared to the first quarter of 2015, servicing fees decreased 2.1%, primarily due to lower global equity markets and the impact of the stronger U.S. dollar, partially offset by net new business.
Management fees of $270 million in the first quarter of 2016 decreased 4.3% from the fourth quarter of 2015 primarily due to lower global equity markets. Compared to the first quarter of 2015 management fees decreased 10.3%, primarily due to lower global equity markets and net outflows, partially offset by lower money market fee waivers.
Foreign exchange trading revenue of $156 million in the first quarter of 2016 increased 9.1% from the fourth quarter of 2015, due to higher currency volatility and client-related volumes. Compared to the first quarter of 2015, foreign exchange trading revenue decreased 23.2%, primarily due to lower currency volatility and client-related volumes.
Brokerage and other fees of $116 million in the first quarter of 2016 increased 11.5% from the fourth quarter of 2015, primarily due to higher electronic foreign exchange trading revenue. Compared to the first quarter of 2015, brokerage and other fees decreased 4.1%, primarily due to an unfavorable valuation adjustment.
Securities finance revenue of $134 million in the first quarter of 2016 increased 5.5% and 32.7% from the fourth quarter of 2015 and the first quarter of 2015, respectively. The increase from both periods reflects higher revenue from both enhanced custody and agency lending.
Processing fees and other revenue of $115 million in the first quarter of 2016 decreased 19.0% compared to the fourth quarter of 2015, primarily due to lower equity earnings from joint ventures and lower revenue associated with tax-advantaged investments. Compared to the first quarter of 2015, processing fees and other revenue increased 0.9%.

Net interest revenue of $539 million in the first quarter of 2016 increased 5.1% from the fourth quarter of 2015, primarily due to the impact of higher U.S. market interest rates and disciplined liability pricing. Compared to the first quarter of 2015, net interest revenue decreased 4.6%, primarily due to our success in reducing the size of the balance sheet in 2015, partially offset by higher U.S. market interest rates.
Operating-basis net interest revenue excludes discount accretion on former conduit securities and is presented on a fully taxable-equivalent basis. The Company expects to record aggregate pre-tax conduit-related accretion of approximately $201 million in interest revenue from April 1, 2016 through the remaining lives of the former conduit securities. This expectation is based on numerous assumptions, including holding the securities to maturity, anticipated prepayment speeds and credit quality.
Net interest margin, including balances held at the Federal Reserve and other central banks, increased to 112 basis points in the first quarter of 2016 from 101 basis points in both the fourth quarter of 2015 and the first quarter of 2015. Refer to the addendum included with this news release for reconciliations of our operating-basis net interest margin.

Expenses(1)
The following table provides the components of our operating-basis (non-GAAP) expenses for the periods noted:

(Dollars in millions)	1Q16	4Q15	Increase (Decrease)	1Q15	Increase (Decrease)
Compensation and employee benefits(2)	$1,104	$940	17.4%	$1,088	1.5%
Information systems and communications	272	261	4.2	247	10.1
Transaction processing services	200	194	3.1	197	1.5
Occupancy	113	112	0.9	113	—
Other	254	313	(18.8)	297	(14.5)
Total Operating-Basis Expenses(2)(3)	$1,943	$1,820	6.8%	$1,942	0.1%
(1) Operating basis is a non-GAAP presentation. For an explanation of operating-basis information and related reconciliations, refer to the addendum included with this news release.
(2) Excludes severance costs associated with staffing realignment of $3 million, $(1) million and $(1) million for the quarters ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.
(3) GAAP basis total expenses of $2,050 million, $1,857 million and $2,097 million for the quarters ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively, include acquisition and restructuring charges of $104 million, $6 million and $6 million for the quarters ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.
Compensation and employee benefits expenses of $1,104 million in the first quarter of 2016 increased 17.4% from the fourth quarter of 2015, primarily due to an incremental $122 million, or $0.25 per share, primarily associated with the seasonal deferred incentive compensation expense for retirement-eligible employees and payroll taxes. Compared to the first quarter of 2015, compensation and employee benefits expenses increased 1.5%, primarily due to increased costs to support regulatory initiatives and new business, partially offset by lower incentive compensation expense and the impact of the stronger U.S. dollar.
Information systems and communications expenses of $272 million in the first quarter of 2016 increased 4.2% and 10.1% from the fourth quarter of 2015 and the first quarter of 2015, respectively. The increase from both periods reflects investments associated with supporting business and regulatory initiatives.
Transaction processing services expenses of $200 million in the first quarter of 2016 increased 3.1% and 1.5% from the fourth quarter of 2015 and the first quarter of 2015, respectively.
Occupancy expenses of $113 million in the first quarter of 2016 were relatively flat compared to the fourth quarter of 2015 and the first quarter of 2015.
Other expenses of $254 million in the first quarter of 2016 decreased 18.8% from the fourth quarter of 2015, primarily due to lower professional fees and travel expenses as well as a settlement with the Securities and Exchange Commission recorded in the fourth quarter of 2015. Compared to the first quarter of 2015, other expenses decreased 14.5%, primarily due to lower securities processing costs and deposit insurance premiums as well as lower travel expenses.
Income Taxes
Our first-quarter 2016 GAAP-basis effective tax rate was 14.4% compared to 15.1% in the fourth quarter of 2015 and 18.8% in the first quarter of 2015. Our operating-basis effective tax rates for the first-quarter of 2016 was 29.1% compared to 31.8% in the fourth quarter of 2015 and 28.4% in the first quarter of 2015.

Capital
The following table presents our regulatory capital ratios as of March 31, 2016 and December 31, 2015. The lower of our capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Unless otherwise noted, all capital ratios presented in the table and elsewhere in this news release refer to State Street Corporation and not State Street Bank and Trust Company.

March 31, 2016	Basel III Advanced Approaches(1)(2)	Basel III Standardized Approach(1)	Basel III Fully Phased-In Advanced Approaches (Estimated) Pro-Forma(2)(3)	Basel III Fully Phased-In Standardized Approach (Estimated) Pro-Forma(3)
Common equity tier 1 ratio	12.3%	12.5%	11.9%	12.0%
Tier 1 capital ratio	14.9	15.1	14.5	14.7
Total capital ratio	17.1	17.3	16.7	16.9
Tier 1 leverage ratio	6.9	6.9	6.7	6.7
(1) Ratios are preliminary estimates and are calculated in conformity with the advanced approaches and standardized approach provisions of the Basel III final rule, as the case may be.
(2) The advanced approaches-based ratios (actual and estimated) included in this presentation reflect calculations and determinations with respect to our capital and related matters, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as “advanced systems,” in effect and used by us for those purposes as of the respective date of each ratio’s first public announcement. Significant components of these advanced systems involve the exercise of judgment by us and our regulators, and these advanced systems may not, individually or collectively, precisely represent or calculate the scenarios, circumstances, outputs or other results for which they are designed or intended. Due to the influence of changes in these advanced systems, whether resulting from changes in data inputs, regulation or regulatory supervision or interpretation, State Street-specific or market activities or experiences or other updates or factors, we expect that our advanced systems and our capital ratios calculated in conformity with the Basel III framework will change and may be volatile over time, and that those latter changes or volatility could be material as calculated and measured from period to period.
(3) Estimated pro-forma fully phased-in ratios as of March 31, 2016 (fully phased in as of January 1, 2019, as per Basel III phase-in requirements for capital) reflect capital calculated under the Basel III final rule and total risk-weighted assets calculated in conformity with the advanced approaches and standardized approach as the case may be, each on a fully phased-in basis under the Basel III final rule, based on our interpretations of the Basel III final rule as of April 27, 2016 and as applied to our businesses and operations as of March 31, 2016. Refer to the addendum included with this news release for reconciliations of these estimated pro-forma fully phased-in ratios to our capital ratios calculated under the currently applicable regulatory requirements.

December 31, 2015	Basel III Advanced Approaches(1)	Basel III Standardized Approach	Basel III Fully Phased-In Advanced Approaches (Estimated) Pro-Forma(1)(2)	Basel III Fully Phased-In Standardized Approach (Estimated) Pro-Forma(2)
Common equity tier 1 ratio	12.5%	13.0%	11.6%	12.0%
Tier 1 capital ratio	15.3	15.9	14.3	14.9
Total capital ratio	17.4	18.1	16.5	17.2
Tier 1 leverage ratio	6.9	6.9	6.4	6.4
(1) The advanced approaches-based ratios (actual and estimated) included in this presentation reflect calculations and determinations with respect to our capital and related matters, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as “advanced systems,” in effect and used by us for those purposes as of the respective date of each ratio’s first public announcement. Significant components of these advanced systems involve the exercise of judgment by us and our regulators, and these advanced systems may not, individually or collectively, precisely represent or calculate the scenarios, circumstances, outputs or other results for which they are designed or intended. Due to the influence of changes in these advanced systems, whether resulting from changes in data inputs, regulation or regulatory supervision or interpretation, State Street-specific or market activities or experiences or other updates or factors, we expect that our advanced systems and our capital ratios calculated in conformity with the Basel III framework will change and may be volatile over time, and that those latter changes or volatility could be material as calculated and measured from period to period.
(2) Estimated pro-forma fully phased-in ratios as of December 31, 2015 (fully phased in as of January 1, 2019, as per Basel III phase-in requirements for capital) are preliminary estimates and reflect capital calculated under the Basel III final rule and total risk-weighted assets calculated in conformity with the advanced approaches and standardized approach as the case may be, each on a fully phased-in basis under the Basel III final rule, based on our interpretations of the Basel III final rule as of February 19, 2016 and as applied to our businesses and operations as of December 31, 2015. Refer to the addendum included with this news release for reconciliations of these estimated pro-forma fully phased-in ratios to our capital ratios calculated under the currently applicable regulatory requirements.

In addition, the following table presents the calculation of State Street's and State Street Bank's supplementary leverage ratio (SLR) under final U.S. banking regulator rules adopted in 2014 as of March 31, 2016 and December 31, 2015.

	State Street		State Street Bank
As of March 31, 2016 (Dollars in millions)(1)	Transitional SLR	Fully Phased-In SLR(2)	Transitional SLR	Fully Phased-In SLR(2)
Tier 1 Capital	$15,032	$14,546	15,071	14,628
Total assets for SLR	241,785	241,520	237,252	237,022
Supplementary Leverage Ratio	6.2%	6.0%	6.4%	6.2%

	State Street		State Street Bank
As of December 31, 2015 (Dollars in millions)	Transitional SLR	Fully Phased-In SLR(2)	Transitional SLR	Fully Phased-In SLR(2)
Tier 1 Capital	$15,264	$14,188	14,647	13,869
Total assets for SLR	246,857	246,312	242,200	241,700
Supplementary Leverage Ratio	6.2%	5.8%	6.0%	5.7%
(1) Ratios are preliminary estimates.
(2) Estimated pro-forma fully phased-in SLRs as of March 31, 2016 and December 31, 2015 (fully phased-in as of January 1, 2018, as per the phase-in requirements of the SLR final rule) are preliminary estimates, calculated based on our interpretations of the SLR final rule as of April 27, 2016 and February 19, 2016, respectively, and as applied to our businesses and operations as of March 31, 2016 and December 31, 2015, respectively. Refer to the addendum included with this news release for reconciliations of these estimated pro-forma fully phased-in SLRs to our SLRs under currently applicable regulatory requirements.
Additional Information
All earnings per share amounts represent fully diluted earnings per common share. Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation.
Investor Conference Call and Quarterly Website Disclosures
State Street will webcast an investor conference call today, Wednesday, April 27, 2016, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 877-423-4013 inside the U.S. or at +1 706-679-5594 outside of the U.S. The Conference ID is # 76037131.
Recorded replays of the conference call will be available on the website, and by telephone at +1 855-859-2056 inside the U.S. or at +1 404-537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is # 76037131.
The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State Street's website, at www.statestreet.com/stockholder under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, on a quarterly basis on its website at www.statestreet.com/stockholder, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For the first quarter of 2016, State Street expects to publish its updates during the period beginning today and ending on or about May 6, 2016.
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $27 trillion in assets under custody and administration and $2 trillion* in assets under management as of March 31, 2016, State Street operates globally in more than 100 geographic markets and employs 32,527 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management include the assets of the SPDR® Gold ETF (approximately $33 billion as of March 31, 2016), for which State Street Global Markets, LLC, an affiliate of SSgA, serves as the distribution agent.
Forward-Looking Statements
This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial and capital condition, results of operations, investment portfolio performance and strategies(including without limitation regarding expected savings associated with our State Street Beacon multi-year transformation program), the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “expect,” "priority," “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to April 27, 2016.
Important factors that may affect future results and outcomes include, but are not limited to:

•
the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure, including, for example, the direct and indirect effects on counterparties of the sovereign-debt risks in the U.S., Europe and other regions;

•
increases in the volatility of, or declines in the level of, our net interest revenue, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and the possibility that we may change the manner in which we fund those assets;

•	the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;

•
the level and volatility of interest rates, the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;

•	the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-

temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

•
our ability to attract deposits and other low-cost, short-term funding, our ability to manage levels of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines and our ability to deploy deposits in a profitable manner consistent with our liquidity requirements and risk profile;

•
the manner and timing with which the Federal Reserve and other U.S. and foreign regulators implement changes to the regulatory framework applicable to our operations, including implementation of the Dodd-Frank Act, the Basel III final rule and European legislation (such as the Alternative Investment Fund Managers Directive, Undertakings for Collective Investment in Transferable Securities Directives and Markets in Financial Instruments Directive II); among other consequences, these regulatory changes impact the levels of regulatory capital we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, and restrictions on banking and financial activities. In addition, our regulatory posture and related expenses have been and will continue to be affected by changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning and compliance programs, and changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

•
we may not achieve our goals and expectations regarding our plans to address the deficiencies jointly identified by the Federal Reserve and the FDIC in April 2016 with respect to our 2015 resolution plan due to a number of factors, including, but not limited to challenges we may experience in interpreting and addressing regulatory expectations, failure to implement remediation in a timely manner, the  complexities of development of a comprehensive plan to resolve a global custodial bank and related costs and dependencies. If we fail to meet regulatory expectations to the satisfaction of the Federal Reserve and the FDIC in our resolution plan submission due on October 1, 2016 or in any future submission, we could be subject to more stringent capital, leverage or liquidity requirements, or restrictions on our growth, activities or operations;

•
adverse changes in the regulatory ratios that we are required or will be required to meet, whether arising under the Dodd-Frank Act or the Basel III final rule, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital ratios that cause changes in those ratios as they are measured from period to period;

•
increasing requirements to obtain the prior approval of the Federal Reserve or our other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or programs, including acquisitions, dividends and stock purchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital initiatives may be restricted;

•
changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

•	financial market disruptions or economic recession, whether in the U.S., Europe, Asia or other regions;

•	our ability to develop and execute State Street Beacon, our multi-year transformation program to create cost efficiencies and to fully digitize our business to support the development of new solutions and capabilities for delivery to our clients, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;

•	our ability to promote a strong culture of risk management, operating controls, compliance oversight and governance that meet our expectations and those of our clients and our regulators;

•
the results of our review of the manner in which we invoiced certain client expenses, including the amount of expenses determined to be reimbursable, as well as potential consequences of such review including with respect to our client relationships and potential investigations by regulators;

•	the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes, or proceedings;

•	the potential for losses arising from our investments in sponsored investment funds;

•
the possibility that our clients will incur substantial losses in investment pools for which we act as agent, and the possibility of significant reductions in the liquidity or valuation of assets underlying those pools;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depository obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to State Street or regarding other industry participants or industry-wide factors, or other reputational harm;

•
our ability to control operational risks, data security breach risks and outsourcing risks, our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

•
our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology and our ability to control related risks, including cyber-crime and other threats to our information technology infrastructure and systems and their effective operation both independently and with external systems, and complexities and costs of protecting the security of our systems and data;

•
our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;

•
changes or potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of industry consolidation and perceptions of State Street as a suitable service provider or counterparty;

•	changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;

•
our ability to complete acquisitions, joint ventures and divestitures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

•
the risks that our acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced, and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

•
our ability to recognize emerging needs of our clients and to develop products that are responsive to such trends and profitable to us, the performance of and demand for the products and services we offer, and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•	changes in accounting standards and practices; and

•	changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2015 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, April 27, 2016, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.